EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Zabala Farms Group, LLC

We consent to the inclusion in the Form 1-A Regulation A Offering Statement of Zabala Farms Group, LLC. on Post-effective Amendment No.1, to Form 1-A (the “Company”), our report dated May 1, 2019 relating to our audits of the balance sheet as of December 31, 2018, and statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2018. Our report dated May 1, 2019, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

August 2, 2019